99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSIOIN
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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MULTIBAND CORPORATION
(Name of Registrant as Specified in its Charter)

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Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428

INFORMATION STATEMENT NOTICE

June 15, 2006

Dear Multiband Shareholder:

We are pleased to send you this Information Statement regarding the partial distribution of our interest in URON Inc. The Information Statement provides you with important information concerning:

•	The U.S. Federal income tax treatment of URON Inc. shares you will receive
•	How we determined the number of shares you will receive
•	A brief description of the background and business of URON Inc.
•	How you can obtain additional information about these matters

We believe that the distribution will benefit Multiband, URON Inc. and our shareholders. Thank you for your investment in Multiband.

Sincerely,

James Mandel
Chief Executive Officer
Multiband Corporation
BY ORDER OF THE BOARD OF DIRECTORS

INFORMATION STATEMENT

Spin-off of URON Inc. Through the Distribution by
Multiband Corporation of
URON Inc. Common Stock

We are sending you this Information Statement because we are spinning off approximately 49% of our interest in URON Inc. (URON Inc.) In this spin-off, holders of Multiband Corporation (Multiband) common stock and certain contingent rights holders will receive .05 of a share of URON Inc. for every one share or share right of Multiband common stock owned as of 5:00 p.m. CST on May 1, 2006. This dividend will be payable on or about July 15, 2006.

We believe that the distribution generally will be tax-free to our shareholders for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences” below.

You are urged to consult your own tax advisors to determine the particular tax consequences of the distribution to you, including the effect of any federal, state, local or foreign income and any other tax laws.

On March 3, 2006 our Board of Directors approved the distribution to our shareholders of approximately 49% of the shares of common stock of URON Inc. held by us. Following this distribution, we will own approximately 51% of URON Inc.

Multiband’s board of directors fixed May 1, 2006 as the record date for the determination of holders entitled to receive this information statement. As of May 1, 2006, there were 46,311,200 shares and share rights of Multiband Corporation common stock held of record by approximately 661 shareholders. This information statement is being sent on or about July 25, 2006 to such holders of record.

No vote of Multiband shareholders is required in connection with the distribution. Therefore, you are not required to take any action. We are sending you this Information Statement which contains additional information about the terms of the distribution. If you would like more information, please call our transfer and disbursing agent, Corporate Stock Transfer, at 303-282-4800.

Neither the Securities and Exchange Commission nor any state securities regulators have approved the URON Inc. common stock to be issued to you pursuant to this distribution or determined if this Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this Information Statement is June 15, 2006
WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

INFORMATION ABOUT THE DISTRIBUTION

The Distribution

On March 3, 2006, our Board of Directors approved the distribution of our partial interest in URON Inc. To effect this distribution, our board of Directors declared a dividend on Multiband common stock consisting of shares of URON Inc. common stock owned by us. These shares represent approximately 49% of the total voting power of the outstanding URON Inc. common stock on May 1, 2006. On or about July 15, 2006, holders of Multiband common stock and certain contingent rights holders will receive .05 of a share of common stock as a dividend on each outstanding share or share right of Multiband common stock they own as of 5:00 p.m. CST on May 1, 2006, calculated as described below. You will not be required to pay any cash or other consideration for the shares of URON Inc. common stock distributed to you or to surrender or exchange your shares of Multiband common stock to receive the dividend of URON Inc. common stock. The distribution will not affect the number of, or the rights attaching to, shares of URON Inc. common stock.

The Number of Shares You Will Receive

For each share or share right of Multiband common stock for which you are the record holder at 5:00 p.m. CST on the record date, you will be entitled to receive that number of shares equal to the quotient obtained by dividing the total number of shares of URON Inc. common stock to be distributed in the distribution by the total number shares and share rights of Multiband common stock outstanding at 5:00 p.m. CST on the record date. Thus, the following equation determines the number of shares of common stock you will receive for each share or share right of Multiband common stock you hold:

Total number of shares of URON Inc.
common stock to be distributed  =  __ _ = .05
Total number of shares and share rights of Multiband common stock outstanding as of 5:00 p.m. CST on the record date.

Based on the number of shares and share rights of Multiband common stock outstanding as of May 1, 2006, you will receive .05 shares of URON Inc. common stock for each share or share right of Multiband common stock for which you are the record holder at 5:00 p.m. CST on the record date. The distributed shares of URON Inc. common stock will be fully paid and non-assessable and have no pre-emptive rights.

When and How You Will Receive the Dividend

We will pay the dividend on or about July 15, 2006 by releasing our shares of URON Inc. common stock, via the distribution to Corporate Stock Transfer, our transfer and disbursing agent. On or about July 15, 2006, the transfer and disbursing agent will cause the shares of URON Inc. common stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm.

Registered Holders. If you are the registered holder of Multiband common stock and hold your Multiband common stock either in physical form or in book-entry form, the shares of URON Inc. common stock distributed to you will be registered in your name and you will become the record holder of that number of shares of URON Inc. common stock. A physical URON Inc. stock certificate will also be sent to you.

“Street Name” Holders. Many Multiband shareholders have their Multiband common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. URON Inc. common stock being distributed will be registered in the “street name” of your bank or broker, who in turn will then electronically credit your account for the shares of URON Inc. stock that you are entitled to receive in the distribution. We anticipate that this will take three to eight business days after the distribution. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares of URON Inc. common stock posted to your account.

Fractional Shares. If you are a registered holder of Multiband common stock, you will receive whole shares only of URON Inc. common stock in connection with the distribution rounded up or down to the nearest number, of a fractional share, unless the number of shares of URON Inc. common stock that you would be entitled to receive is less than one, in which case you will receive zero URON Inc. common stock shares. If you hold your Multiband common stock through a bank or brokerage firm, you will receive whole shares of URON Inc. common stock that you are entitled to receive based on the policies and practices of your bank or brokerage firm.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. Federal income tax consequences to us, URON Inc. and U.S. Holders (as defined below) of Multiband common stock of the distribution of the URON Inc. common stock to holders of Multiband common stock. This summary is not a complete description of those consequences and, in particular, may not address U.S. federal income tax considerations that affect the treatment of a shareholder who acquired Multiband common stock as compensation or of a shareholder subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities or tax-exempt organizations). Your individual circumstances may affect the tax consequences of the distribution of the URON Inc. stock to you. In addition, no information is provided herein with respect to tax consequences under applicable foreign, state, local or other laws, other than U.S. federal income tax laws. Further, this summary is based upon provisions of the Internal Revenue Code, applicable Treasury regulations there under, Internal Revenue Service rulings and judicial decisions in effect as of the date of this Information Statement. Future legislative, administrative or judicial changes or interpretations could affect the accuracy of the statements set forth herein, and could apply retroactively. You are advised to consult your own tax advisor as to the specific tax consequences of the distribution of the URON Inc. common stock to you.

For purposes of this summary a “U.S. Holder” is a beneficial owner of Multiband common stock that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership holds Multiband common stock, the tax treatment partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner in a partnership holding Multiband common stock should consult its tax advisor.

Tax-Free Status of the Distribution. Assuming that Multiband common stock is a capital asset in the hands of a U.S. Holder on the distribution date, we believe that:

•	A U.S. Holder will not recognize any income, gain or loss as a result of the receipt of URON Inc. common stock in the distribution.

•	A U.S. Holder’s holding period for the URON Inc. common stock received in the distribution will include the period for which the shareholder’s Multiband common stock was held.

•
A U.S. Holder’s tax basis for URON Inc. common stock received in the distribution will be determined by allocating to the URON Inc. common stock, on the basis of the relative fair market values of Multiband common stock and URON Inc. common stock at the time of the distribution, a portion of the shareholder’s basis in his or her Multiband common stock. The U.S. Holder’s basis in his or her Multiband common stock will be decreased by the portion allocated to the URON Inc. common stock.

•	Neither we nor URON Inc. will recognize gain or loss as a result of the distribution of the URON Inc. common stock to holders of Multiband common stock.

We have received information from a certified public accountant who specializes in tax matters to the effect that the distribution generally will be tax-free to us and Multiband shareholders for U.S. Federal income tax purposes due to the historical lack of earnings and profits of Multiband Corporation. However, such advice is not binding on the Internal Revenue Service. The advice is subject to qualifications and assumptions and is based on certain representations made by us and URON Inc. If any of these assumptions or representations is untrue for any reason, the conclusions in the opinion could be rendered inaccurate. We have not applied for a private letter ruling from the U.S. Internal Revenue Service stating that the distribution of URON Inc. common stock to Multiband common shareholders will be tax free for us or the holders of Multiband common stock for U.S. Federal income tax purposes, and there can be no assurances that the Internal Revenue Service will not assert that the distribution is taxable. If the distribution was held to be taxable, the above consequences would not apply and both we and Multiband common shareholders could be subject to tax.

INFORMATION ABOUT URON INC.

Overview of URON Inc.

URON Inc., is a Minnesota Corporation formed in 2001. Multiband purchased the stock of URON Inc. from its prior owners in January 2004. URON Inc., prior to the distribution, is owned 100% by Multiband Corporation. URON Inc.’s business is comprised of customers utilizing Multiband’s dial-up internet services. As of April 30th, 2006, there were approximately 1,000 customers in this division.

Background of the Separation of URON Inc. from Multiband Corporation

Why we are making this distinction

Multiband is currently engaged in bringing high speed internet services to its customers. The customers serviced through the URON Inc. division are receiving dial-up internet access of rates of speed well below our high speed averages. Accordingly, rates charged to this group of customers are also well below our high speed averages while customer support time is about equal.

Although management believes that dial-up access is still a viable business, we also believe that to grow this segment properly there will need to be a concerted focused effort. Therefore, in order to maximize the potential of this segment, management has decided to spin off the asset to and allow the resulting entity to seek its own course. Donald Miller, the current URON Inc. CEO, will remain as CEO following the distribution until a new management team can be identified and put in place. As of this writing, no new management team has been found.

Subsequent to this distribution, URON Inc. management will be free to make whatever decisions they deem appropriate to maximize shareholder value.

Under URON Inc.’s Amended and Restated Articles of Incorporation, the authorized capital stock of the company is 200 million shares of common stock, no par value. 10 million shares are currently issued and outstanding and prior to this dividend distribution are 100% owned by Multiband Corporation.

Multiband Corporation intends to buy back immediately prior to the shareholder distribution, an appropriate number of URON Inc. common stock shares so that the ownership percentages of URON Inc. at the time of and immediately following the shareholder distribution result in approximately 51% of URON Inc. common stock being owned by Multiband Corporation and approximately 49% being owned by the Multiband Corporation shareholders and certain rights holders of record as of May 1, 2006.

URON Inc. common stock is not currently listed on any exchange and thus is not currently tradeable. The Company intends to file a Form 10-SB Registration with the SEC to allow the URON Inc. common stock to be tradeable. HOWEVER, THERE IS NO ASSURANCE THE URON Inc. COMMON STOCK WILL EVER BE TRADEABLE.

Corporate Stock Transfer is the transfer agent and registrar for URON Inc. common stock. You may contact the transfer agent and registrar at the address set forth below. All correspondence should be sent to the following address:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive
Suite 430
Denver, Colorado 80209

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Multiband is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly, files registration statements, reports, proxy statements and other information with the Securities Exchange Commission or SEC, including financial statements. URON Inc. is not an SEC reporting company.

HOW DOES THE DISTRIBUTION AFFECT THE NUMBER OF SHARES OF MULTIBAND COMMON STOCK I CURRENTLY HOLD?

The distribution itself has no effect on the number of shares of Multiband common stock held by you.

HOW WILL THE SPIN-OFF AFFECT THE MARKET PRICE OF MY SHARES OF MULTIBAND COMMON STOCK?

This is unknown to Multiband.

HOW MUCH IS A SHARE OF URON Inc. COMMON STOCK WORTH?

There has been no established market for URON Inc. common stock.

WHAT ARE THE U.S FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO ME, A MULTIBAND COMMON SHAREHOLDER?

Information on the U.S. Federal income tax consequences will be provided in the Information Statement which will be mailed to Multiband shareholders promptly following the record date.

HOW DO I GET MORE INFORMATION ON THE DISTRIBUTION?

An Information Statement will be mailed to Multiband shareholders promptly following the record date. If you would like more information, please contact our transfer agent, Corporate Stock Transfer.

INFORMATION STATEMENT PURSUANT TO TREASURY REGULATIONS SECTION 1.355-(b) BY A SHAREHOLDER THAT RECEIVED A DISTRIBUTION OF STOCK IN URON Inc. (A CONTROLLED CORPORATION)

On or about July 15, 2006, Multiband Corporation, a Minnesota corporation (“Multiband”), distributed (the “Distribution”) outstanding shares of Common Stock of URON Inc., a Minnesota corporation and subsidiary of Multiband to the holders of record of Multiband Common Stock that were issued and outstanding as of 5:00 pm CST on May 1, 2006 (the “Record Time”). As a result of the Distribution, each holder of record of shares of Multiband Common Stock as of the Record Time was entitled to receive .05 of a share of URON Inc. Common Stock for each outstanding share of Multiband Common Stock held by such shareholder as of the Record Time.

1.	Name, address and employer identification number of the distributing corporation:

Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428
EIN: 41-1255001

2.	Name, address and employer identification number of the controlled corporation:

URON Inc.
9449 Science Center Drive
New Hope, MN 55428
EIN: 47-0848102

3.	The undersigned was a shareholder owning Multiband Common Stock as of the Record Time and solely received shares of URON Inc. Common Stock, no par value per share, in the Distribution.

4.	The undersigned did not surrender any stock or securities in Multiband in connection with the Distribution.

5.
The Distribution qualifies as a transaction that is generally tax-free to Multiband and Multiband shareholders under Section 355 and/or Section 368 (a) (1) (D) of the Internal Revenue Code of 1986, as amended.

_______________________________________________
Shareholder’s Name (please print)

_______________________________________________
Shareholder’s Signature

_______________________________________________
Taxpayer Identification Number or Social Security Number

THIS STATEMENT SHOULD BE ATTACHED TO YOUR 2006 U.S. FEDERAL INCOME TAX
RETURN. IT SHOULD NOT BE SENT TO MULTIBAND CORPORATION OR URON Inc.

You may read and obtain copies (at prescribed rates) of Multiband Corporation’s reports at the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. You may also obtain these reports at the SEC Website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Multiband Corporation maintains a website that offers additional information about the company.

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